UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 16, 2013

United States Steel Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219-2800
(Address of principal executive offices)	(Zip Code)

412 433-1121
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On August 16, 2013, United States Steel Corporation (the “Corporation”) issued a press release announcing that John P. Surma, Chairman of the Board of Directors and Chief Executive Officer, will retire as the Chief Executive Officer on August 31, 2013, but will remain on the Board and will remain an employee retaining the position of Executive Chairman. The Corporation also announced that Mr. Surma plans to retire from the Corporation and the Board of Directors on December 31, 2013. The full text of the press release is filed herewith as Exhibit 99.1.

(c)
In the same press release, the Corporation also announced that Mario Longhi, currently the Corporation’s President and Chief-Operating Officer, was elected Chief Executive Officer and a member (Class II, with his term expiring in 2015) of the Board of Directors, effective September 1, 2013. Mr. Longhi, age 59, joined the Corporation in 2012 as Executive Vice-President and Chief Operating Officer and from 2006 to 2011 served as President and Chief Executive Officer of Gerdau Ameristeel Corporation. In connection with his election to the position of Chief Executive Officer, Mr. Longhi’s base salary was increased to $1,100,000 per year, his annual incentive target was increased from 110% to 140% of his base salary which will be effective for the period following his election in 2013 with the increase subject to the same terms and performance conditions applicable under the Annual Incentive Compensation Program, and he was awarded an additional $2,400,000 under the Long-Term Incentive Compensation Program for 2013 with 60% of the value to be received in the form of premium-priced stock options and 40% of the value received in restricted stock units. The number of stock options and restricted stock units will be based on the fair market value of the stock on September 3, 2013, which is the first business day following the September 1, 2013 grant date, and the premium-priced stock options will have an exercise price of $25 or if greater the then current fair market value of the stock.

(e)
On August 16, 2013, the Compensation & Organization Committee (the “Committee”) of the Board of Directors exercised its discretion under the terms of the United States Steel Corporation Executive Management Supplemental Pension Program and waived the age requirement for vesting by consenting to Mr. Surma’s retirement from the Corporation. Mr. Surma would have met the age 60 vesting requirement in May 2014. As disclosed in the Corporation’s 2013 Proxy Statement, Mr. Surma’s benefit under the Supplemental Pension Program as of December 31, 2012 was $10,627,418. His actual benefit will be calculated in accordance with the terms of the Supplemental Pension Program and will take into consideration the amounts paid to him under the Annual Incentive Compensation Program, his years of continuous service at his retirement date, and the interest rate applicable under the program for determining lump sum payments in effect on his retirement date.

In addition, the Committee also granted a retirement with consent to Mr. Surma under the Corporation’s Long-Term Incentive Compensation Program, which allows for outstanding equity awards to vest on a prorata basis based on the number of complete months worked during the current vesting period, and enables vested stock options to be exercised no later than the earlier of (1) three years from the retirement date, or (2) the original expiration date. Based on the prorata vesting and a retirement date of December 31, 2013, Mr. Surma will vest in 69,588 stock options, 36,715 restricted stock units, and 87,035 performance award shares at target for the grants he received in 2011, 2012, and 2013. The value of the shares will depend on the stock price and achievement of the performance goals for the relevant performance period.

Item 9.01    Financial Statements and Exhibits

(d)     Exhibits

99.1	Press Release dated August 16, 2013, titled “U. S. Steel President Mario Longhi to become CEO; John P. Surma becomes Executive Chairman”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Gregory A. Zovko
Gregory A. Zovko
Vice President & Controller

Dated:    August 20, 2013